Exhibit 16.3

BUBBLR, INC.

Changes in Registrant’s Certifying Accountant.

On May 28, 2024, we engaged the accounting firm of BCRG Group as the Company’s new independent registered public accounting firm. The Company’s Board of Directors approved the engagement of BCRG Group.

During the two most recent fiscal years and any interim period, neither the Company nor anyone on its behalf consulted with BCRG Group regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2024

BUBBLR, INC.

By:	/s/ Timothy Burks
Timothy Burks
Chief Executive Officer